--------------------------------------------------------------------------------

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, lawyer or other advisor.


                              NOTICE OF EXTENSION

                                      by

                              DT ACQUISITION INC.

                               in respect of its

                              OFFERS TO PURCHASE

       all of the Common Shares and all of the First Preferred Shares of

                             DOMINION TEXTILE INC.

      ------------------------------------------------------------------
      | on the basis of a price of Cdn. $14.50 cash per Common Share | | and a price of Cdn. $150.00 cash per First Preferred Share |
      ------------------------------------------------------------------

     On December 15, 1997, DT Acquisition Inc. (the "Offeror") extended its Offers by notice delivered to the Depositary.

     The Offers, as extended, are open for acceptance until 4:00 p.m. (Toronto time) on Monday, December 29, 1997 (the "Expiry Time"), unless withdrawn or extended.

     Holders of Common Shares who wish to accept the Common Share Offer must properly complete and execute the Letter of Transmittal (printed on blue paper) that accompanied the Common Share Offer and holders of First Preferred Shares who wish to accept the Preferred Share Offer must properly complete and execute the Letter of Transmittal (printed on green paper) that accompanied the Preferred Share Offer or, in each case, a manually executed facsimile thereof and deposit it, together with certificates representing their Shares, in accordance with the instructions in the relevant Letter of Transmittal at any of the offices of the Depositary specified in such Letter of Transmittal, so as to arrive there not later than the Expiry Time. Alternatively, Shareholders tendering Common Shares may follow the procedure for guaranteed delivery described in Section 3 of the Original Offers, "Manner of Acceptance -- Procedure for Guaranteed Delivery", using the Notice of Guaranteed Delivery (printed on yellow paper) that accompanied the Common Share Offer.

                          ---------------------------

                      The Dealer Managers for the Offers:

     CIBC Wood Gundy Securities Inc.                  Chase Securities Inc.
                in Canada                             in the United States



December 17, 1997

     Questions and requests for assistance may be directed to the Dealer Managers or the Depositary, and additional copies of this Notice, the Offers and Circular, the Letters of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Dealer Managers or the Depositary at their respective offices shown on the last page of this Notice.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The Offers are made for the securities of a Canadian issuer and while the Offers are subject to Canadian disclosure requirements, investors should be aware that those requirements are different from those of the United States. Financial statements included in the Offers and Circular, as varied by this Notice, regarding Dominion Textile, if any, have been prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of United States companies.

     The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated and located in Canada, that some or all of its officers and directors are residents of Canada, that the Canadian Dealer Manager is a resident of Canada, and that all or a substantial portion of the assets of the Offeror and such persons are located outside the United States.

     You should be aware that the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Dominion Textile's securities subject to the Offers, or of Dominion Textile's related securities, during the period of the Offers, as permitted by applicable Canadian laws, provincial laws and regulations.

     All currency amounts expressed herein and in the Offers and the Circular are in Canadian dollars unless otherwise indicated.

     This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offers are not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offers would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole judgement, take such action as it may deem necessary to extend either of the Offers to Shareholders in such jurisdiction.

--------------------------------------------------------------------------------

                              NOTICE OF EXTENSION

TO: THE HOLDERS OF COMMON SHARES AND THE HOLDERS OF FIRST PREFERRED SHARES OF DOMINION TEXTILE INC.

     By notice to the Depositary given on December 15, 1997, DT Acquisition Inc. (the "Offeror") extended its offers dated October 29, 1997, as varied on November 18, 1997, as extended on November 28, 1997 and, in the case of the Preferred Share Offer, as varied on December 8, 1997, pursuant to which the Offeror is offering to purchase all of the outstanding common shares (the "Common Shares") of Dominion Textile Inc. ("Dominion Textile") and all of the outstanding first preferred shares (the "First Preferred Shares") of Dominion Textile. The offers dated October 29, 1997, as varied on November 18, 1997, as extended on November 28, 1997 and, in the case of the Preferred Share Offer, as varied on December 8, 1997, are referred to as the "Original Offers". The circular which accompanied the Original Offers is referred to as the "Circular". The Original Offers and the Circular, all as extended by this Notice, are referred to as the "Offers".

     Except as otherwise set forth in this Notice, the information, terms and conditions contained in the Original Offers and Circular continue to be applicable in all respects and this Notice should be read in conjunction therewith. Unless the context otherwise requires, terms denoted by initial capital letters and not defined herein have the respective meanings set forth in the Original Offers and the Circular.

1. EXTENSION OF THE OFFERS

     The Offeror has amended the Original Offers by extending the time during which each Offer is open for acceptance to 4:00 p.m. (Toronto time) on Monday, December 29, 1997 unless the particular Offer is withdrawn or further extended. Accordingly, the Expiry Time shall be 4:00 p.m. (Toronto time) on Monday, December 29, 1997.

2. RECENT DEVELOPMENTS

Deposits to the Offers

     Each of the Offers is subject to a condition (the "Minimum Condition") that at least 66 2/3% of the Common Shares and 66 2/3% of the First Preferred Shares, as the case may be, held by the public be validly deposited and not withdrawn prior to the Expiry Time.

     As at 12:00 midnight (Toronto time) on Monday, December 15, 1997, approximately 37,367,943 Common Shares representing approximately 98.5% of the outstanding Common Shares held by the public were tendered to the Common Share Offer. As at 12:00 midnight (Toronto time) on Monday, December 15, 1997, 343 First Preferred Shares representing approximately 93.0% of the First Preferred Shares were tendered to the Preferred Share Offer. Accordingly, the Minimum Condition was satisfied with respect to each of the Original Offers.

Investment Canada Approval

     The Offers are subject to a condition that the Minister of Industry shall have allowed the implementation of the proposed transaction and the Purchase Agreement Transaction pursuant to the provisions of the Investment Canada Act. The Offeror received such approval under the Investment Canada Act on December 16, 1997 after the Original Offers had been extended.

     The Offeror intends to apply to the relevant securities regulatory authorities to obtain exemption orders permitting the Offeror to take up and pay for Shares tendered to the Offers as soon as practicable. If granted, such orders would allow the Offeror to take up and pay for Shares tendered to the Offers, subject to satisfaction or waiver of all conditions to the Offers, prior to the Expiry Time.

3. WITHDRAWAL OF DEPOSITED SHARES

     Shareholders have the right to withdraw any Shares tendered to the Offers at any time prior to the take up and payment by the Offeror of such Shares.

4. VARIATION OF THE OFFERS

     The Offeror reserves the right, in its sole discretion, at any time and from time to time while the Offers are open for acceptance, to extend the Expiry Time of the Common Share Offer and/or the Preferred Share Offer or to further vary the terms of either Offer by giving oral notice (to be confirmed in writing) or written notice of such extension or variation to the Depositary at its principal office in Toronto, and by causing the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in
Section 10 of the Original Offers, "Notices and Delivery", to all holders of Common Shares or Preferred Shares, as applicable, whose Shares have not been taken up prior to the extension or variation. The Offeror shall, as soon as possible after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation and provide a copy of the notice thereof to the TSE and the ME. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which and at the time at which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto.

     During any such extension or in the event of any variation, all Shares previously deposited and not taken up or withdrawn will remain subject to the Offers. An extension of the Expiry Time or a variation of the Offers does not constitute a waiver by the Offeror of its rights under Section 4 of the Offers, "Conditions of the Offers" (as amended hereby).

5. AMENDMENTS TO OFFERS AND LETTERS OF TRANSMITTAL

     The Original Offers, the Circular, the Definitions, the Letters of Transmittal and the Notice of Guaranteed Delivery shall be amended mutatis mutandis to reflect the amendments made by this Notice.

6. STATUTORY RIGHTS

     Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                           APPROVAL AND CERTIFICATE

     The contents of the Original Offers, the Circular and this Notice of Extension have been approved, and the sending, communication or delivery thereof to the Shareholders of Dominion Textile has been authorized by, the board of directors of the Offeror. The Offers contain no untrue statement of a material fact and do not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the Offers do not contain any misrepresentation likely to affect the value or the market price of the Common Shares and the First Preferred Shares which are the subject of the Offers.

DATED:  December 17, 1997

   (Signed) Jerry Zucker                     (Signed) James G. Boyd
  Chairman, President and            Executive Vice-President, Chief Financial
  Chief Executive Officer                Officer, Treasurer and Secretary


                      On behalf of the Board of Directors



 (Signed) Peter Bourgeois                   (Signed) Warren Turnbull
         Director                                    Director

               The Depositary, Montreal Trust Company of Canada

                                    By Mail

                            Stock Transfer Services
                             151 Front Street West
                                   8th Floor
                               Toronto, Ontario
                                    M5J 2N1
                            Attn: Re-org Department
                             Tel : (800) 639-0802
                             Fax : (416) 981-9645

                                    By Hand

   Stock Transfer Services     Stock Transfer Services     Stock Transfer Services     Stock Transfer Services
      Western Gas Tower          Place Montreal Trust       151 Front Street West             4th Floor
    530 - 8th Avenue S.W.      1800 McGill College Ave.           8th Floor               510 Burrard Street
      Calgary, Alberta             Montreal, Quebec            Toronto, Ontario            Vancouver, B.C.
           T2P 3S8                     H3A 3K9                     M5J 2N1                     V6C 3B9
   Attn: Re-org Department       Tel: (514) 982-7535       Attn: Re-org Department     Attn: Re-org Department
     Tel: (403) 267-6555         Fax: (514) 982-7580         Tel: (800) 639-0802         Tel: (888) 661-0222
     Fax: (403) 266-1490                                     Fax: (416) 981-9645         Fax: (604) 661-9480



   Office of CIBC Wood Gundy Securities Inc., the Dealer Manager, In Canada

                                   In Canada

          Toronto Office                            Montreal Office

      BCE Place, P.O. Box 500                         Suite 3050
          161 Bay Street                     600 ouest Boul de Maisonneuve
         Toronto, Ontario                          Montreal, Quebec
              M5J 2S8                                   H3A 3J2
        Tel: (416) 594-7000                       Tel: (514) 847-6300
        Fax: (416) 594-7225                       Fax: (514) 847-6480



   Office of Chase Securities Inc., the Dealer Manager in the United States

                                270 Park Avenue
                              New York, New York
                                     10017
                              Tel: (212) 270-4216
                              Fax: (212) 270-2131



 Any questions and requests for assistance may be directed by Shareholders to the Dealer Managers and the Depositary at their respective telephone numbers and locations set out above.


                                                                        .
                                                                QUEBECOR MERRILL
                                                                   CANADA INC